Exhibit 99.5

Summary Historical and Unaudited Pro Forma Condensed

Combined Financial and Other Data of Rite Aid

We derived the following summary historical financial data from our audited financial statements for fiscal years 2012 through 2014 and our unaudited financial statements for the 39 weeks ended November 30, 2013 and November 29, 2014. Our audited financial statements for fiscal years 2012 through 2014 and our unaudited financial statements for the 39 weeks ended November 30, 2013 and November 29, 2014 are incorporated by reference in this offering memorandum. We derived the following pro forma summary combined financial data by combining the unaudited consolidated financial statements of Rite Aid as of and for the 52 weeks ended November 29, 2014 with the audited financial statements of EnvisionRx as of and for the fiscal year ended December 31, 2014 and certain pro forma adjustments for the transactions. Such a presentation is not prepared in accordance with Regulation S-X. The audited financial statements of EnvisionRx do not include certain pro forma adjustments for EnvisionRx’s prior acquisitions, which adjustments are described in the footnotes below.

This information is only a summary. You should read the data set forth in the table below in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements” included as Exhibit 99.3 to this 8-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the year ended March 1, 2014, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the accompanying notes in our Quarterly Report on Form 10-Q for the quarter ended November 29, 2014, and the audited financial statements of EnvisionRx for the fiscal year ended December 31, 2014 included as Exhibit 99.4 to this 8-K.

	52 weeks Ended	39 Weeks Ended		Fiscal Year Ended
	November 29, 2014 Pro Forma for Transactions	November 29, 2014 (39 weeks)	November 30, 2013 (39 weeks)	March 1, 2014 (52 weeks)	March 2, 2013 (52 weeks)	March 3, 2012 (53 weeks)
	(Dollars in thousands)
Summary of Operations:
Revenues	$30,081,211	$19,680,448	$18,928,954	$25,526,413	$25,392,263	$26,121,222
Costs and expense:
Cost of goods sold	22,336,150	14,059,577	13,490,936	18,202,679	18,073,987	19,327,887
Selling, general and administrative expenses(1)	6,875,960	4,977,315	4,844,491	6,561,162	6,600,765	6,531,411
Lease termination and impairment charges	37,931	20,661	24,034	41,304	70,859	100,053
Interest expense	502,633	299,170	322,599	424,591	515,421	529,255
Loss on debt retirements, net	18,512	18,512	62,443	62,443	140,502	33,576
Gain on sale of assets and investments, net	(2,128)	(2,540)	(16,396)	(15,984)	(16,776)	(8,703)
Total costs and expenses	29,769,058	19,372,695	18,728,107	25,276,195	25,384,758	26,513,479
Income (loss) before income taxes	312,153	307,753	200,847	250,218	7,505	(392,257)
Income tax expense (benefit)	5,330	33,612	6,810	804	(110,600)	(23,686)
Net income (loss)	$306,823	$274,141	$194,037	$249,414	$118,105	$(368,571)
Year-End Financial Position:
Working capital	$1,940,527	$1,895,293	$1,881,169	$1,777,673	$1,830,777	$1,934,267
Property, plant and equipment, net	2,075,270	2,062,376	1,957,584	1,957,329	1,895,650	1,902,021
Total assets	10,035,511	7,185,986	7,138,167	6,944,871	7,078,719	7,364,291
Total debt(2)	7,745,675	5,850,687	5,952,426	5,757,143	6,033,531	6,328,201
Stockholders’ deficit	(1,654,375)	(1,792,658)	(2,228,825)	(2,113,702)	(2,459,434)	(2,586,756)
Other Data:
Adjusted EBITDA(3)	$1,429,466	$979,548	$968,629	$1,324,959	$1,128,379	$942,902
Supplemental pro forma adjusted EBITDA(4)	1,481,743	N/A	N/A	N/A	N/A	N/A
Cash flows (used in) provided by:
Operating activities	N/A	473,959	507,918	702,046	819,588	266,537
Investing activities	N/A	(463,781)	(286,840)	(364,924)	(346,305)	(221,169)
Financing activities	N/A	76,370	(167,318)	(320,168)	(506,116)	25,801
Capital expenditures	516,019	404,547	319,874	421,223	382,980	250,137
Number of retail drugstores	4,572	4,572	4,595	4,587	4,623	4,667
Number of associates	88,400	87,200	87,800	89,000	89,000	90,000

(1)                                 Includes stock-based compensation expense. Stock based compensation expense for all fiscal years presented was determined using the fair value method set forth in ASC 718, “Compensation—Stock Compensation.”

(2)                                 Total debt included capital lease obligations of $96.1 million and $109.7 million as of November 29, 2014 and November 30, 2013, respectively and $107.4 million, $115.2 million and $127.0 million as of March 1, 2014, March 2, 2013 and March 3, 2012, respectively. As of November 29, 2014, pro forma for the acquisition, total debt would have included capital lease obligations of $96.1 million.

(3)                                 We define Adjusted EBITDA as net income excluding the impact of income taxes (and any corresponding adjustments to tax indemnification asset), interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, debt retirements, and other items (including stock-based compensation expense, sale of assets and investments, and revenue deferrals related to our customer loyalty program). We reference this particular non- GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. In addition, incentive compensation is based on Adjusted EBITDA and we base certain of our forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. We include this non-GAAP financial measure in order to provide transparency to investors and enable investors to better compare our operating performance with the operating performance of our competitors.

Set forth below is a reconciliation of Adjusted EBITDA to our net income (loss) for the periods presented.

	52 weeks Ended	39 Weeks Ended		Fiscal Year Ended
	November 29, 2014 Pro Forma for Transactions	November 29, 2014 (39 weeks)	November 30, 2013 (39 weeks)	March 1, 2014 (52 weeks)	March 2, 2013 (52 weeks)	March 3, 2012 (53 weeks)
	(Dollars in thousands)
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$306,823	$274,141	$194,037	$249,414	$118,105	$(368,571)
Adjustments:
Interest expense	502,633	299,170	322,599	424,591	515,421	529,255
Income tax (benefit) expense	5,330	33,612	6,810	804	(110,600)	(23,686)
Reduction of tax indemnification asset(a)	—	—	—	30,516	91,314	—
Depreciation and amortization expense	448,351	309,203	301,681	403,741	414,111	440,582
LIFO charges (credits)	48,774	4,632	60,000	104,142	(147,882)	188,722
Lease termination and impairment charges	37,931	20,661	24,034	41,304	70,859	100,053
Other	79,624	38,129	59,468	70,447	177,051	76,547
Adjusted EBITDA(b)	$1,429,466	$979,548	$968,629	$1,324,959	$1,128,379	$942,902

(a)         The income tax benefit from the IRS settlement described in Footnote 5 in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal years ended March 1, 2014 and March 2, 2013 and the corresponding reduction of the tax indemnification asset had no net effect on Adjusted EBITDA.

(b)         An unaudited reconciliation of pro forma adjusted EBITDA to net income (loss) for the 52 weeks ended November 29, 2014 for Rite Aid and 52 weeks ended December 31, 2014 for EnvisionRx is summarized as follows:

	Rite Aid Historical 52 weeks ended November 29, 2014	EnvisionRx Historical 52 weeks ended December 31, 2014	Preliminary Pro Forma Adjustments for Transactions(i)	Total
	(Dollars in thousands)
Net income (loss)	$329,518	$11,572	$(34,267)	$306,823
Interest expense	401,162	52,185	49,286	502,633
Income (tax) benefit expense	27,606	(367)	(21,909)	5,330
Depreciation and amortization expense	411,263	30,198	6,890	448,351
Other(ii)	166,329	—	—	166,329
Adjusted EBITDA	$1,335,878	$93,588	$—	$1,429,466

(i)             See “Unaudited Pro Forma Condensed Combined Financial Statements” for a further explanation of adjustments and applicable reconciliations.

(ii)          Includes LIFO charges (credits), lease termination and impairment charges and other expenses.

(4)         We define Supplemental Pro Forma Adjusted EBITDA as Adjusted EBITDA as further adjusted to give effect to (a) the acquisition by EnvisionRx of MedTrak (the “MedTrak Acquisition”) on September 6, 2014 as though the MedTrak Acquisition had been completed on January 1, 2014 and (b) additional estimated synergies, cost savings and other adjustments associated with the acquisition of EnvisionRx and the MedTrak Acquisition. These adjustments do not comply with Commission rules regarding the preparation of pro forma financial data and there can be no assurance that actual results would not differ from these adjustments and estimates, and such differences may be material. However, we include this non-GAAP financial measure in this offering memorandum in order to provide investors with an estimate of Adjusted EBITDA after giving effect to the acquisition of EnvisionRx and the MedTrak Acquisition. For further information regarding the MedTrak Acquisition, see note (2) to the

EnvisionRx financial statements included elsewhere in this offering memorandum. A reconciliation of Adjusted EBITDA to Supplemental Pro Forma Adjusted EBITDA is set forth below:

	Rite Aid Historical 52 weeks ended November 29, 2014	Envision Supplemental Pro Forma Adjusted EBITDA 52 weeks ended December 31, 2014	EnvisionRx Acquisition Adjustments	Total
	(Dollars in thousands)
Adjusted EBITDA(a)	$1,335,878	$93,588	$—	$1,429,466
MedTrak EBITDA from January 1, 2014 through September 6, 2014(b)	$—	$15,662	$—	$15,662
MedTrak synergies(c)	—	4,200	—	4,200
EnvisionRx cost savings(d)	—	5,500	—	5,500
Non-recurring guarantee accruals(e)	—	5,400	—	5,400
Non-recurring expenses(f)	—	7,615	—	7,615
Cost synergies for combined entity(g)	—	—	13,900	13,900
Supplemental Pro forma Adjusted EBITDA	$1,335,878	$131,965	$13,900	$1,481,743

(a)         See note (3) above.

(b)         Represents stand-alone EBITDA of MedTrak for the period from January 1, 2014 to September 6, 2014, the date of the MedTrak Acquisition. The results of operations for MedTrak from January 1, 2014 through September 6, 2014 have not been audited or reviewed by an independent registered public accounting firm.

(c)          Represents an estimate of the pro forma impact of revenue synergies realized from EnvisionRx’s acquisition of MedTrak due to pricing adjustments.

(d)         Represents the full year impact of estimated cost savings that EnvisionRx expects to realize through the renegotiation of certain drug purchasing agreements and reduction of other selling, general and administrative costs, including printing and temporary labor.

(e)          Adjustment for non-recurring rate guarantees for clients that are not expected to recur.

(f)           Adjustment to eliminate various non-recurring expenses including costs to acquire MedTrak, payments to the former owners and founders that will not be retained by EnvisionRx and other non-recurring expenses, net of the estimated annualized cost impact of new employees hired during 2014.

(g)          Represents a portion of the cost synergies of $25.0 to $30.0 million that we expect to obtain as a result of the acquisition. This portion represents the full amount of synergies expected to be achieved from the use of the EnvisionRx platform to process existing Rite Aid pharmacy benefit programs and a portion of the synergies expected to be obtained from the cross leveraging of existing infrastructure. We have limited the adjustment to include only this portion of total expected synergies because they are expected to be obtained in the first year after the acquisition.

Summary Historical Financial and Other Data of EnvisionRx

We derived the following historical summary of financial and other data from the audited consolidated financial statements of EnvisionRx for the fiscal year ended December 31, 2014, which are included in this offering memorandum. The audited financial statements of EnvisionRx do not include certain pro forma adjustments for EnvisionRx’s prior acquisitions, which adjustments are described in footnote 3(b) under “Summary Historical and Unaudited Pro Forma Condensed Combined Financial and Other Data of Rite Aid.”

This information is only a summary. You should read the data set forth in the table below in conjunction with EnvisionRx’s audited consolidated financial statements and the accompanying notes included in this offering memorandum.

Year Ended December 31, 2014
(Dollars in thousands)
Summary of Operations:
Revenues	$4,071,402
Cost of revenues	3,832,928
Gross profit	238,474
Operating expenses:
Selling, general and administrative	144,886
Depreciation and amortization	30,198
Income from operations	63,390
Other income (expenses):
Interest income	46
Interest expense	(52,226)
State and local taxes and other	(5)
(52,185)
Income before provision for (benefit from) Federal income taxes	11,205
Provision for (benefit from) federal income taxes
Current	55
Deferred	(422)
Net income	$11,572

As of December 31, 2014
(Dollars in thousands)
Balance Sheet Data:
Total current assets	$884,013
Property, plant and equipment, net	12,894
Total other assets	1,169,494
Total assets	$2,066,401
Total current liabilities	$843,101
Total long-term liabilities	744,025
Total liabilities	$1,587,126
Total members’ equity	479,275
Total liabilities and members’ equity	$2,066,401
Other Data:
EBITDA(1)	$93,588

(1)         EnvisionRx defines EBITDA as net income excluding the impact of income taxes, interest expense, interest income, write-off of deferred financing fees, and depreciation and amortization. EnvisionRx uses EBITDA as a measurement of earnings. We include this non-GAAP financial measure in this offering memorandum in order to provide transparency to investors and enable investors to better compare EnvisionRx’s operating performance with the operating performance of its competitors.

A reconciliation of EnvisionRx’s consolidated EBITDA for the year ended December 31, 2014 is summarized as follows:

Year Ended December 31, 2014
(Dollars in thousands)
Reconciliation of net income to EBITDA:
Net income	$11,572
Adjustments:
Interest expense	52,226
Other (income)	(41)
Benefit from Federal income taxes	(367)
Depreciation and amortization	30,198
EBITDA	$93,588